Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 12, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ANNOUNCES COMPLETION OF ARKOMA BASIN WOODFORD SHALE TRANSACTION

OKLAHOMA CITY, OKLAHOMA, AUGUST 12, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has closed the sale of its Arkoma Basin Woodford Shale assets to BP America Inc. (NYSE:BP) for approximately $1.7 billion in cash.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce the completion of the sale of our Arkoma Woodford properties to BP.  This transaction was an important aspect of our ongoing asset monetization program and enables Chesapeake to redeploy capital to our Haynesville, Barnett and Marcellus Shale plays and further improves the company’s capital structure.

“We now turn our focus to negotiating joint venture arrangements in the Fayetteville and Marcellus Shale plays.  We anticipate selling 25% of our interest in those two plays using a “PXP-style” transaction in which we receive partial consideration in cash at closing and then receive a tax-efficient carry of development costs over time as wells are drilled.  There is strong industry interest in both plays and also in our preferred deal structure.  Accordingly, we hope to announce transaction details by the end of the third quarter.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including our plans to engage in transactions with respect to our Fayetteville and Marcellus Shale plays.  We believe that our expectations are based on reasonable assumptions.  No assurance, however, can be given that such expectations will prove to have been correct.  The proposed transactions are subject to negotiation, and a number of factors could cause the timing and transaction structure to differ materially from our expectations.  Such factors include the volatility of natural gas and oil prices, drilling risks, uncertainties inherent in estimating reserves and future production, the availability of capital and the ability to execute on our development plans.  See “Risk Factors” in the Prospectus Supplement we filed with the Securities and Exchange Commission on July 10, 2008 for a more complete discussion of risk factors that affect our business and could cause actual results to differ from anticipated results.  We undertake no obligation to publicly update or revise any forward-looking statements.